SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event Reported): December 22, 2004

LEVI STRAUSS & CO.

(Exact name of registrant as specified in its charter)

DELAWARE	002-90139	94-0905160
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1155 BATTERY STREET

SAN FRANCISCO, CALIFORNIA 94111

(Address of principal executive offices, including zip code)

(415) 501-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement

On December 22, 2004, in connection with our offering of $450 million aggregate principal amount of our 9.75% Senior Notes due 2015 (the “Notes”), we entered into an Indenture (the “Indenture”), with Wilmington Trust Company. Pursuant to the Indenture, Wilmington Trust Company will act as trustee, registrar and paying agent in respect of the Notes. The Notes bear interest at 9.75% per year, payable semiannually on January 15 and July 15, commencing on July 15, 2005, and ending on the maturity date of January 15, 2015. The Notes are senior unsecured obligations and will rank equal in right of payment to our existing and future senior unsecured indebtedness. The Notes will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the assets securing that indebtedness.

At any time prior to January 15, 2008, we may redeem up to 33 1/3% of the original aggregate principal amount of the Notes at a redemption price of 109.75% of the principal amount thereof, plus accrued and unpaid interest, if any, using proceeds of one or more public equity offerings. On or after January 15, 2010, we may, upon giving notice of not less than 30 nor more than 60 days, redeem all or a part of the Notes. The price for such a redemption is set forth below, plus accrued and unpaid interest, if any, if redeemed during the twelve-month period beginning on December 15 of the years indicated below:

Year	Percentage
2010	104.875%
2011	103.250%
2012	101.625%
2013 and thereafter	100.000%

Notwithstanding the foregoing, we may redeem all or any portion of the Notes, at once or over time, prior to January 15, 2010, at a redemption price equal to the sum of the principal amount of the Notes to be redeemed, plus a “make whole premium” as set forth in the Indenture.

We are not required to make mandatory redemption or sinking fund payments with respect to the Notes. Upon the occurrence of a change in control (as defined in the Indenture), each holder of Notes may require us to repurchase all or a portion of the Notes in cash at a price equal to 101% of the principal amount of Notes to be repurchased, plus accrued and unpaid interest, if any, thereon to the date of purchase. However, our existing bank credit facilities limit our ability to repurchase the Notes prior to their maturity.

The Indenture contains covenants that limit, among other things, our and certain of our subsidiaries’ ability to (1) incur additional debt, (2) make certain restricted payments, (3) consummate specified asset sales, (4) enter into transactions with affiliates, (5) incur liens, (6) impose restrictions on the ability of our subsidiaries to pay dividends or make payments to us and our restricted subsidiaries, (7) enter into sale and leaseback transactions, (8) merge or consolidate with another person, and (9) dispose of all or substantially all of our assets. The Indenture provides for customary events of default (subject in certain cases to customary grace and cure periods), which include nonpayment, breach of covenants in the Indenture, payment defaults or acceleration of other indebtedness, a failure to pay certain judgments and certain events of bankruptcy and insolvency. Generally, if an event of default occurs, the trustee or holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

The offering and sale of the Notes were not registered under the Securities Act of 1933, as amended (the “Securities Act”), and the Notes may not be reoffered or resold in the United States absent registration or an applicable exemption from registration requirements.

Also in connection with the Offering, we have agreed pursuant to a Registration Rights Agreement, dated as of December 22, 2004 (the “Registration Rights Agreement”), among the us and the initial purchasers of the Notes, to use our reasonable best efforts to register the Notes under the Securities Act so as to allow holders of the Notes to exchange the Notes for the same principal amount of a new issue of notes (the “Exchange Notes”) with substantially identical terms, except that the Exchange Notes will generally be freely transferable under the Securities Act. In addition, we have agreed to file, under certain circumstances, one or more shelf registration statements to cover resales of the Notes. If we fail to satisfy these obligations and our other obligations as set forth in the Registration Rights Agreement, we will be required to pay additional interest to the holders of the Notes.

The Indenture and the Registration Rights Agreement are filed as exhibits to this Current Report on Form 8-K. The descriptions of the material terms of the Indenture and the Registration Rights Agreement are qualified in their entirety by reference to such exhibits.

ITEM 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information under Item 1.01 is incorporated herein by reference.

ITEM 9.01. Financial Statements And Exhibits.

(c) Exhibits.

4.1	Indenture, dated as of December 22, 2004, between Levi Strauss & Co. and Wilmington Trust Company, as trustee.

4.2	Registration Rights Agreement, dated as of December 22, 2004, among Levi Strauss & Co., Citigroup Global Markets Inc. and Banc of America Securities LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE: December 23, 2004	LEVI STRAUSS & CO.

	By:	/s/ Gary W. Grellman
	Name:	Gary W. Grellman
	Title:	Vice President, Controller

EXHIBIT INDEX

Exhibit Number	Description

4.1	Indenture, dated as of December 22, 2004, between Levi Strauss & Co. and Wilmington Trust Company, as trustee.

4.2	Registration Rights Agreement, dated as of December 22, 2004, among Levi Strauss & Co., Citigroup Global Markets Inc. and Banc of America Securities LLC.